Exhibit 10.75
APTARGROUP, INC.
2018 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
(SERVICE-BASED VESTING FORM)
(Annual Performance Incentive Grant)
AptarGroup, Inc., a Delaware corporation (the “Company”), hereby grants the Participant (the “Employee”) as of ___________, 202__ (the “Grant Date”), pursuant to Section 6(d) of the AptarGroup, Inc. 2018 Equity Incentive Plan (the “Plan”), a restricted stock unit award (the “Award”) of restricted stock units deposited into the Employee’s account as of the Grant Date, upon and subject to the restrictions, terms and conditions set forth below.  This Award is granted based on the election of the Employee to receive restricted stock units in lieu of a portion of the Employee’s cash payment under the Company’s Annual Performance Incentive Plan. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Award Subject to Acceptance of Agreement.  The Award shall be null and void unless the Employee accepts this Agreement by electronically accepting this Agreement within the Employee’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect.

2. Restriction Period and Vesting.  (a)  The Award shall vest (i)  in one-third increments on each of the first, second and third year anniversaries of the Grant Date or (ii) as otherwise provided pursuant to this Section 2 (the “Restriction Period”).

(b)If the Employee’s employment by the Company terminates by reason of Retirement during the Restriction Period, the Award shall be settled in accordance with the vesting schedule set forth in Section 2(a)(i) or earlier pursuant to Section 2(f) hereof; provided, however, that if the Employee dies after such Employee’s termination of employment by reason of Retirement, the portion of the Award, if any, which has not yet been settled as of the date of death shall become fully payable as of the date of death.
(c) Upon the Employee’s Disability or death during the Restriction Period, the Award shall become fully vested as of the date of the Employee’s Disability or death, as the case may be. Subject to the remainder of this Agreement, the Award shall be settled within 70 days after the date of the Participant’s death or Disability.
(d) If the Employee’s employment with the Company is terminated by the Company without Cause or the Employee terminates for Good Reason, the Award shall become vested at the Base Amount Level as of the date of termination of employment and shall be settled within 70 days after such date; provided, however, that if the Employee would satisfy the age and service requirements for “Retirement” during the Restriction Period, then the Award shall vest in  accordance with the vesting schedule set forth in Section 2(a) or earlier pursuant to Section 2(f) hereof, to the extent required to comply with Section 409A of the Code; provided, however, that if the Employee dies after such Employee’s termination of employment by reason of Retirement, the portion of the Award, if any, which has not yet been settled as of the date of death shall become fully payable as of the date of death.

Exhibit 10.75
(e) If the Employee’s employment by the Company terminates for Cause or the Employee resigns other than due to Retirement or Good Reason prior to the end of the Restriction Period and prior to any of the events described in this Section 2, then the portion of the Award, if any, which is not vested as of the effective date of the Employee’s termination of employment shall be forfeited and cancelled by the Company.
(f) Change in Control.
(1)  Vesting of Award Not Assumed. In the event of a Change in Control prior to the end of the Restriction Period pursuant to which the Award is not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board of Directors or the Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the shares subject to the Award and other material terms and conditions of the outstanding Award as in effect immediately prior to the Change in Control), the Award shall vest in its entirety as of the date of the Change in Control. Subject to the remainder of this Agreement, the Award shall be settled within 70 days after the Change in Control; provided, however, that if the Award constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code) and such Change in Control is not a “change in control event” (within the meaning of Section 409A of the Code) or the settlement of the Award upon such Change in Control would not otherwise be permissible under Section 409A of the Code, such Award shall be paid within 70 days after the earlier to occur of (x) the Vesting Date and (y) the Employee’s death, Disability or termination of employment.
(2) Vesting of Award Assumed. In the event of a Change in Control prior to the end of the Restriction Period pursuant to which the Award is effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board of Directors or the Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the shares subject to the Award and other material terms and conditions of the outstanding Award as in effect immediately prior to the Change in Control) and the Company terminates the Employee’s employment without Cause or the Employee resigns for Good Reason within 24 months following such Change in Control, in any such case, the Award shall become fully vested as of the Employee’s termination of employment. Subject to the remainder of this Agreement, the Award shall be settled within 70 days after such termination of employment.
(3)The Company may, but is not required to, cooperate with the Employee if the Employee is subject to Section 16 of the Exchange Act to assure that any cash payment or substitution in accordance with the foregoing to the Employee is made in compliance with Section 16 and the rules and regulations thereunder.
(g) If at any time prior to the earliest to occur of (i) the end of the Restriction Period and (ii) the date which is one year after the effective date of the Employee's termination of employment for any reason other than death, the Employee:

Exhibit 10.75

(i)
directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) engages in any type of or accepts employment with or renders services to any Competing Entity or takes any action inconsistent with the fiduciary relationship of an employee to the employee's employer; provided, that, following a termination of employment, the Employee may accept employment with a Competing Entity, the businesses of which are diversified, and which with respect to one or more of its businesses considered separately is not a Competing Entity, provided, that the Company, prior to the Employee's accepting such employment, shall receive written assurances satisfactory to the Company from such Competing Entity and from the Employee that the Employee will not render services directly or indirectly in connection with any Competing Product or be employed in a position where the Employee could use or disclose confidential information of the Company or an Affiliate or of any customer or client of the Company or an Affiliate in connection with the Employee's employment responsibilities to the benefit of a Competing Entity; or

(ii)	directly or indirectly induces or attempts to induce any employee, agent or customer of the Company or any Affiliate to terminate such employment, agency or business relationship, or take any action or engage in any conduct which would interfere with the employment relationship between the Company and any of its employees; or

(iii)	directly or indirectly, for the Employee or any Competing Entity, sells or offers for sale, or assists in any way in the sale of, Competing Products to any customer or client of the Company or any Affiliate, upon which the Employee has called or which the Employee has supervised while an employee of the Company or an Affiliate; or
(iv)	directly or indirectly engages in any activity which is contrary, inimical or harmful to the interests of the Company or an Affiliate, including but not limited to (x) violations of Company policies, including the Company's insider trading and confidentiality policies and (y) disclosure or misuse of any confidential information or trade secrets of the Company or an Affiliate, then the Award shall be automatically forfeited and cancelled by the Company on the date the Employee engages in such activity. Employee acknowledges and agrees that the Company has legitimate business reasons for including each of the restrictive covenants set forth above. For example, Employee recognizes that the Award provides Employee with an ownership interest in the Company and, in turn, gives Employee a long-term stake in the Company. Employee also understands and agrees that the Award provides Employee with an additional incentive to contribute to the Company’s performance, and that the Award serves to keep Employee’s interests aligned with the Company’s. Employee agrees that the Award therefore protects the Company and other employees against competition from former employees who leave the Company, voluntarily engage in competitive employment adverse to the Company’s interests, and yet simultaneously seek to receive stock-related compensation established and funded by the Company for the benefit of personnel whom the Company would reward for loyalty and consequent success of the Company. Further, Employee recognizes and explicitly agrees that the Award is not an unreasonable restraint on Employee’s ability to earn a livelihood and will not impoverish Employee because the Award does not restrict, in any way, Employee’s ability to work elsewhere, including for a competitor. Employee agrees simply to forfeit the restricted stock units to which Employee otherwise would be entitled but for Employee’s violation(s) of the restrictive covenants set forth above or, in certain circumstances as detailed in Section 7.1, to repay any Proceeds (as defined in Section 7.1) with respect to the restricted stock units in the event of Employee’s violation(s) of the restrictive covenants set forth above. Employee further acknowledges and agrees that Employee’s

Exhibit 10.75
participation in the Plan and receipt of the Award, subject to the respective conditions in the Plan and Award, are entirely voluntary. If, at the time of enforcement of this Section 2(g), a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Notwithstanding the foregoing and any other language in this Agreement, this Agreement does not supersede or preclude the enforceability of any restrictive covenant provision contained in any prior agreement entered into by Employee.  Further, no prior restrictive covenant supersedes or precludes the enforceability of any provision contained in this Agreement.
(h)The Company hereby advises Employee to consult with an attorney (chosen by Employee and at Employee’s cost) prior to signing this Agreement, including with respect to the restrictive covenants contained in this Section. Employee hereby acknowledges receipt of this notice by the Company.
(i) Employee has at least fourteen (14) calendar days to review this Agreement before agreeing to its terms (although Employee may elect to voluntarily sign it before the end of this review period).
(j)The Employee may be released from the Employee's obligations under Section 2(g) only if and to the extent the Committee determines in its sole discretion that such a release is in the best interests of the Company.
(k)Notwithstanding any other provision herein, the provisions of Section 2(g)(i) shall be null and void after the termination of Employee’s employment (whether by either party and whether for any or no reason) if Employee’s primary work location is in the state of Illinois and Employee’s actual or expected annualized rate of earnings does not exceed the threshold set forth in 820 Ill. Comp. Stat. Ann. 90/10(a). As used in this subsection, “earnings” shall have the definition assigned to it by the Illinois Freedom to Work Act, 820 Ill. Comp. Stat. Ann. 90.
(l) Definitions.  For purposes of this Agreement, the following terms shall be defined as follows:
(1) “Base Amount Level” shall mean that number of unvested restricted stock units equal to 83 1/3% of the total number of restricted stock units subject to the Award as of the Grant Date.
(2) “Cause” shall mean (i) the commission of a felony involving moral turpitude, (ii) the commission of a fraud, (iii) the commission of any material act involving dishonesty with respect to the Company or any of its subsidiaries or affiliates, (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, (v) the willful and continued failure by the Employee to substantially perform the Employee’s duties with the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the Company, which demand specifically identifies the manner in which the Company believes that the Employee has not substantially performed the Employee’s duties, (vi) breach of any restrictive covenant provision or agreement with the Company or (vii) any breach by the Employee of any written agreement with the Company or any of its subsidiaries or affiliates which is material and which is not cured within 30 days following written notice thereof to the Employee by the Company.

Exhibit 10.75
(3) “Competing Entity” shall mean any business entity, regardless of its form (e.g. corporations, partnerships, sole proprietorships, trusts and joint ventures), which is engaged in, or is about to become engaged in, research or development, production, marketing or selling of any Competing Product anywhere worldwide which the Company or its Affiliates is engaged in business.
(4) “Competing Product” shall mean any product, technology or process of any person or organization other than the Company, in existence or under development, which is of the same type or intended for the same use as, or which competes or is potentially competitive with, a product, technology or process of the Company.
(5)“Disability” shall mean that the Employee either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, is receiving income replacement benefits for a period of not less than six (6) months under an accident and health plan covering employees of the Employee’s employer.
(6) “Good Reason” shall mean, without the written consent of the Employee, any one or more of the following: (i) the Company reduces the amount of the Employee’s (x) base salary or (y) the aggregate cash bonus opportunity and long-term incentive opportunity (it being understood that the Board of Directors shall have discretion to set the Company’s and the Employee’s personal performance targets to which the cash bonus and long-term incentive opportunities will be tied and to change the form of long-term incentive awards); (ii) the Company adversely changes the Employee’s reporting responsibilities, titles or office as in effect as of the date hereof or reduces his/her position, authority, duties, responsibilities or status, in a manner that is materially inconsistent with the positions, authority, duties, responsibilities or status, which the Employee then holds (for the avoidance of doubt, Employee shall be deemed to have an adverse change in Employee’s position, authorities, duties, responsibilities or status, in the event the Employee ceases to have public company reporting responsibilities as a result of the Company ceasing to be publicly-traded following a Change in Control); (iii) any successor to the Company in any merger, consolidation or transfer of assets, as described in Section 8.2, does not expressly assume any material obligation of the Company to the Employee under any agreement or plan pursuant to which the Employee receives benefits or rights; or (iv) the Company changes the Employee’s place of work to a location more than sixty (60) miles from the Employee’s present place of work; provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (A) the Employee provides written notice to the Company of the existence of such condition not later than 60 days after the Employee knows or reasonably should know of the existence of such condition, (B) the Company shall have failed to remedy such condition within 30 days after receipt of such notice and (C) the Employee resigns due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (B) hereof in which such condition remains unremedied.
(7) “Retirement” shall mean termination of employment, other than for Cause, either (i) at or after age 55 after a minimum of (a) ten (10) years of employment with the Company, or (b) ten (10) years of employment with the Company after applying five (5) years of credit for previous work experience in accordance with Company policy or (ii) at or after age 65.  For purposes of determining whether Employee has satisfied the service requirement for Retirement, employment with an entity or business acquired by the Company shall be deemed to be employment with the Company.

Exhibit 10.75

3. Conversion of Restricted Stock Units and Issuance of Shares.  Upon the vesting of all or any portion of the Award in accordance with Section 2 hereof, one share of the Company’s Common Stock, $0.01 par value, shall be issuable for each restricted stock unit that vests on such date (the “Shares”), subject to the terms and provisions of the Plan and this Agreement.  Thereafter, the Company will transfer such Shares to the Employee upon satisfaction of any required tax withholding obligations.  No fractional shares shall be issued under this Agreement.

4. Rights as a Stockholder.  The Employee shall not be entitled to any privileges of ownership (including any voting rights or rights with respect to dividends paid on the Common Stock) with respect to any of the Shares issuable under the Award unless and until, and only to the extent, the Award is settled by the issuance of such Shares to the Employee.

5. Additional Terms and Conditions of Award.

5.1 Nontransferability of Award.  During the Restriction Period, the restricted stock units subject to the Award and not then vested may not be transferred by the Employee other than by will, the laws of descent and distribution or pursuant to Section 7(a) of the Plan on a beneficiary designation form approved by the Company.  Except as permitted by the foregoing, during the Restriction Period, the restricted stock units subject to the Award and not then vested may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Any such attempted sale, transfer, assignment, pledge, hypothecation or encumbrance, or other disposition of such restricted stock units shall be null and void.

5.2 Withholding Taxes.  (a)  As a condition precedent to the delivery to the Employee of any of the Shares subject to the Award or upon the Employee’s satisfaction of the retirement eligibility conditions set forth in Section 2(b), the Employee shall, upon request by the Company, pay to the Company (or shall cause a broker-dealer on behalf of the Employee to pay to the Company) such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award.  If the Employee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Employee.

(b)Under the terms of this Agreement, the Employee’s obligations to pay the Required Tax Payments shall be satisfied by the Company withholding whole Shares which would otherwise be issued or transferred to the Employee having an aggregate Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; provided,  however, the Employee may notify the Company prior to the Tax Date that the Employee has elected, in lieu of the Company withholding Shares, to satisfy his or her obligation to advance the Required Tax Payments by (i) a check or cash payment to the Company, (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having an aggregate Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (iii) except as may be prohibited by applicable law, a cash payment by a broker whom the Company has selected for this purpose and to whom the Employee has authorized to sell any shares acquired upon the vesting of the Award to meet the Required Tax Payments, or (iv) any combination of share withholding and (i), (ii) and (iii).  Shares to be delivered to the Company or withheld may not have a Market Value in

Exhibit 10.75
excess of the minimum amount of the Required Tax Payments (or such greater withholding amount to the extent permitted by applicable withholding rules and accounting rules without resulting in variable accounting treatment).  Any fraction of a share which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Employee.

5.3 Compliance with Applicable Law.  The Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of the restricted stock units or the delivery of the Shares hereunder, the Shares subject to the Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company.  The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

5.4 Issuance of Shares.  Except as otherwise provided for in Section 2, within 70 days after the Vesting Date the Company shall issue or cause to be issued in the Employee’s name (or such other name as is acceptable to the Company and designated in writing by the Employee) the vested shares of Common Stock. Such issuance and any earlier issuance in accordance with Section 2 shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company (or, alternatively at the discretion of the Company, a certificate or certificates may be registered in the Employee’s name).  The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 5.2.

5.5 Award Confers No Rights to Continued Employment.  In no event shall the granting of the Award or its acceptance by the Employee give or be deemed to give the Employee any right to continued employment by the Company or any Affiliate of the Company.

5.6 Decisions of Board or Committee.  The Board of Directors of the Company or the Committee shall have the right to resolve all questions which may arise in connection with the Award.  Any interpretation, determination or other action made or taken by the Board of Directors or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

5.7 Company to Reserve Shares.  The Company shall at all times prior to the cancellation of the Award reserve and keep available, either in its treasury or out of it authorized but unissued shares of Common Stock, shares of Common Stock equal to the full number of unvested restricted stock units subject to the Award from time to time.

Exhibit 10.75

5.8 Agreement Subject to the Plan; Section 409A of the Code.  This Agreement is subject to the provisions of the Plan (including the adjustment provision set forth in Section 7(b) thereof) and shall be interpreted in accordance therewith.  The Employee hereby acknowledges receipt of a copy of the Plan.  This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly. To the extent this Agreement provides for the Award to become vested and be settled upon the Employee’s termination of employment, the applicable shares of Common Stock shall be transferred to Employee or his or her beneficiary upon the Employee’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Employee is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such shares of Stock shall be transferred to the Employee or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Employee’s death, to the extent required to comply with Section 409A of the Code. The Company reserves the right to amend this Agreement to the extent it determines in its sole discretion such amendment is necessary or appropriate to comply with applicable law, including but not limited to Section 409A of the Code.  Notwithstanding the foregoing, under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Employee due to any failure to comply with Section 409A of the Code.

6. No Interference. Nothing in this Agreement prohibits the Employee from filing a charge with, or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Equal Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Employee does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that he has made such reports or disclosures. In addition, this Agreement does not limit the Employee's right to receive an award for information provided to any government agencies. Furthermore, nothing in this Agreement shall limit the Employee's ability (i) to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

Exhibit 10.75

7. Clawback of Proceeds and Setoff.

7.1 Clawback of Proceeds.  This Award is subject to the clawback provisions in Section 7(j) of the Plan and the AptarGroup, Inc. Policy on Recoupment of Forfeiture of Incentive Compensation, as in effect on the Grant Date. In addition, if the Employee violates Section 2(g) of this Agreement, then any and all Award Proceeds (as hereinafter defined) attributable to the settlement of any portion of the Award within the 24-month period immediately preceding or any time after the date of the Employee’s termination of employment or service with the Company shall be immediately due and payable by the Employee to the Company. For purposes of this Section, “Proceeds” shall mean the Market Value of a share of Common Stock on the date such portion of the Award was settled, multiplied by the number of shares of Common Stock issued to the Employee pursuant to the settlement of such portion of the Award. The remedy provided by this Section shall be in addition to and not in lieu of any rights or remedies which the Company may have against the Employee in respect of a breach by the Employee of any duty or obligation to the Company.

7.2 Right of Setoff. The Employee agrees that by accepting the Award the Employee authorizes the Company and its affiliates to deduct, to the extent permitted by applicable law, any amount or amounts owed by the Employee pursuant to this Section 7 from any amounts payable by or on behalf of the Company or any affiliate to the Employee, including, without limitation, any amount payable to the Employee as salary, wages, vacation pay, bonus or the vesting or settlement of the Award or any stock-based award. This right of setoff shall not be an exclusive remedy and the Company’s or an affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Employee shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Employee or any other remedy.

8. Miscellaneous Provisions.
8.1 Meaning of Certain Terms. As used herein, employment by the Company shall include employment by an Affiliate of the Company.

8.2 Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Employee, acquire any rights hereunder in accordance with this Agreement or the Plan.

8.3 Notices.  All notices, requests or other communications provided for in this Agreement shall be made in writing by (a) actual delivery to the party entitled thereto, (b) mailing to the last known address of the party entitled thereto, via certified or registered mail, return receipt requested or (c) telecopy with confirmation of receipt.  The notice, request or other communication shall be deemed to be received, in the case of actual delivery, on the date of its actual receipt by the party entitled thereto, in the case of mailing, on the tenth calendar day following the date of such mailing, and in the case of telecopy, on the date of confirmation of receipt; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

Exhibit 10.75

8.4 Governing Law.  This Agreement and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to conflicts of laws principles.

APTARGROUP, INC.

By: Shiela Vinczeller Chief Human Resources Officer

Acknowledgment, Acceptance and Agreement:
By accepting this grant on the Company’s stock plan administrator’s website, I hereby accept the restricted stock units granted to me and acknowledge and agree to be bound by the terms and conditions of the Agreement and the Plan.

I acknowledge that I have at least fourteen (14) days to review this Agreement before agreeing to its terms, although I may voluntarily elect to sign this Agreement before the end of this review period. I further acknowledge that I hereby am advised to consult with an attorney before signing to this Agreement, including with respect to the restrictive covenants it contains.